Exhibit 99.1
Pansoft Company Limited Announces Third Quarter 2008 Results and 2008 Full Year Guidance

Record third quarter 2008 revenue climbs 49.93% year over year to $2.17 million

Net income in third quarter increases 46.29% to $1.06 million compared to the same quarter in 2007

JINAN, China, Nov. 20, 2008 /PRNewswire-FirstCall/ -- Pansoft Company Limited (Nasdaq: PSOF), a leading enterprise resource planning (“ERP”) software and professional services developer for China’s oil and gas companies, today announced selected unaudited financial results for the third quarter ended September 30, 2008, and provided an update of its guidance for the full year 2008.

Third Quarter 2008 Unaudited Financial Results Highlights

For the third quarter ended September 30, 2008, Pansoft reports the following unaudited financial results.

--	Revenues increased 49.93% to $2.17 million, from $1.45 million in the third quarter 2007
--	Gross profits increased 87.83% to $1.48 million, with gross margin of 67.98%
--	Operating income increased 75.44% to $1.27 million
--	Operating margin of 58.53%, improved from 50.02% in the third quarter 2007
--	Net income increased 46.29% to $1.06 million, or $0.23 per fully diluted share

Commenting on the third quarter 2008 results, Wang Hu, Chairman of Pansoft Company Limited, said, “Pansoft continues to deliver solid revenue and profitability growth due to continuously strong market demand. As we enter the fourth quarter, we expect better than anticipated full-year 2008 revenues as our services business remains strong and is expected to grow at least 5%, year-over-year.”

Sales revenue for the third quarter 2008 was $2.17 million, up 49.93% from $1.45 million in the same quarter last year. The rapid growth of sales revenue was mainly attributable to the increased demand from major customers such as Sinopec and its subsidiaries for large-scale software systems integration and development projects.

Gross profit for the quarter was $1.82 million, up 40.89% from $1.29 million in the same quarter last year.

Gross margin was 67.99%, up from 54.27% in the same quarter in 2007. The increase in gross profit margin was due to an increase in revenue combined with control over company expenses.

Operating expenses were $0.21 million, up 235% from $0.06 million in the third quarter 2007. The increase in operating expenses was primarily due to (1) an increase in administrative expenses related to the Company’s initial public offering to list its common stock on the NASDAQ Capital Market on September 9, 2008 and (2) an increase in stock option expenses after the Company’s initial public offering.

Operating income was $1.27 million, up 75.44% from $0.72 million in the third quarter 2007. Operating margin increased to 58.53%, from 50.02% a year ago.

Net income for the third quarter 2008 was $1.06 million, or $0.23 per diluted share, up from $0.73 million, or $0.17 per diluted share, in the same quarter last year. Fully diluted weighted average shares outstanding increased to 4.53 million for the period from 4.24 million in the same period in 2007, due to our initial public offering of 1,200,000 shares in September 2008.

Financial Condition

As of September 30, 2008, we had $10.17 million in cash and cash equivalents, no long term debt, total liabilities of $0.45 million and working capital of $13.09 million. Shareholders’ equity was $13.84 million, compared to $4.62 million as of September 30, 2007. Cash flow used in operating activities was $0.49 million as of September 30, 2008, due to increases in accounts receivables and cash used in relation to inventory purchases. As the Company usually provides services to customers first and only collects the payment from them when projects are almost completed, accounts receivable rose to $3.16 million, up from $1.18 million at the end of fiscal 2007, primarily due to the overall increase in the scale of the Company’s operations.

Full Year 2008 Guidance

Even with the current financial crisis, the Company believes the need for its outsourced services remains strong as the oil industry in China is less affected by the crisis. The Company does not expect the financial crisis to have a significant negative impact on its fourth quarter 2008 and 2009 revenue. Management believes that the Company’s balance sheet is strong and that it possesses a competitive position in its market. Management also expects to achieve at least 5% growth over 2007.

“Pansoft has a good reputation for providing high-quality integration and customization services in a cost-effective and efficient manner for our customers. In all environments, we are positioned to exceed our customer needs, by expanding and evolving our services, while maintaining our focus on revenue growth and profitability,” Mr. Wang noted.

Looking forward, management believes that demand for its services will continue to grow as the Company ramps up its development capacity. As a result of the Company’s brand name and reputation in the ERP industry for delivering high quality services at competitive prices in China, management believes that it will continue to deliver solid revenue and profitability growth.

About Pansoft Company Limited

Pansoft is a holding company that holds all of the outstanding capital stock of Pansoft (Jinan) Co., Ltd., its operating subsidiary based in Jinan, China. Pansoft is a developer of enterprise resource planning (“ERP”) software and professional services for participants in China’s oil and gas industry. ERP software addresses various facets of business operation including accounting, order processing, delivering, invoicing, inventory control and customer relationship management.

Forward-Looking Statements

This press release may contain forward-looking statements concerning Pansoft Company Limited. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. Pansoft Company Limited undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- Financial Tables Follow -

Interim Consolidated Balance Sheets
As at September 30, 2008 and December 31, 2007
(Unaudited)

	September 30,
	2008	December 31,
	(Unaudited)	2007
Assets
Current assets
Cash and cash equivalents	$10,171,204	$3,365,613
Accounts receivable, net	3,158,345	1,180,854
Prepayments, deposits and other receivables	154,893	111,444
Work in progress	51,803	-
Income tax receivable	5,626	5,236
Total current assets	13,541,871	4,663,147
Deferred cost	-	63,709
Property and equipment, net	657,183	221,191
Deferred software development cost	92,048	137,088
Total assets	$14,291,102	$5,085,135

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$200,859	$425,156
Deferred revenue	15,136	7,597
Deferred government grants	-	34,272
Deferred income tax payable	237,815	-
Total current liabilities	453,810	467,025
Commitments and contingencies
Shareholders’ equity Common shares (30,000,000 common shares authorized;
par value of $0.0059 per share; 5,438,232 shares issued
and outstanding (2007 - 4,238,232))	32,080	25,000
Additional paid-in capital	8,057,857	502,989
Retained earnings	4,854,520	3,550,165
Statutory reserves	223,855	223,855
Accumulated other comprehensive income	668,980	316,101
Total shareholders’ equity	13,837,292	4,618,110
Total liabilities and shareholders’ equity	$14,291,102	$5,085,135

Interim Consolidated Statements of Operations and Comprehensive Income
For the Three and Nine Month Periods Ended September 30, 2008 and 2007
(Unaudited)

	For the three month periods ended September 30,		For the nine month periods ended September 30,
	2008	2007	2008	2007
Sales	$2,171,038	$1,448,029	$3,548,302	$3,032,739
Cost of sales	695,003	662,203	1,725,420	1,738,873
Gross profit	1,476,035	785,826	1,822,882	1,293,866

Expenses
General and administrative expenses	130,828	26,958	211,090	100,911
Selling expenses	8,506	4,052	15,037	16,566
Professional fees	27,112	30,462	88,649	30,462
Stock option expense	38,815	-	38,815	-
	205,261	61,472	353,591	147,939

Income from operations	1,270,774	724,354	1,469,291	1,145,927

Other income	-	-	537	64
Finance cost	(455)	(66)	(873)	(257)
Interest income	27,555	8,207	70,032	13,317
Gain on disposition of property and equipment	154	8,209	1,528	9,629
Loss on equity investment	-	(14,858)	-	(24,400)
Income before provision for income taxes	1,298,028	725,846	1,540,515	1,144,280

Provision for future income taxes	236,159	-	236,159	-
Net income	1,061,869	725,846	1,304,355	1,144,280
Other comprehensive income	58,851	45,540	352,879	100,399
Comprehensive income	$1,120,720	$771,386	$1,657,234	$1,244,679

Basic and diluted income per share	$0.23	$0.17	$0.30	$0.27

Basic and diluted weighted average number of shares outstanding	4,525,189	4,238,232	4,334,582	4,238,232

Interim Consolidated Statements of Shareholders’ Equity
For the Nine Months Ended September 31, 2008
(Unaudited)

	Common Shares		Additional	Retained	Statutory	Accumulated Other
	Number	Amount	Paid-in Capital	Earnings	Reserves	Comprehensive Income	Total

Balance at December 31, 2007	4,238,232	$25,000	$502,989	$3,550,165	$223,855	$316,101	$4,618,110

September 8, 2008 shares issued for cash at $7.00	1,200,000	7,080	8,392,920				8,400,000
Costs related to issuance of common stock			(876,987)				(876,987)
Issuance of warrants			120				120
Stock option expense			38,815				38,815
Net income				1,304,355			1,304,355
Foreign currency translation adjustment						352,879	353,019

Balance at Sept 30, 2008	5,438,232	$32,080	$8,057,857	$4,854,520	$223,855	$668,980	$13,837,292

Interim Consolidated Statements of Cash Flows
For the Nine Months Period Ended September 30, 2008 and 2007
(Unaudited)

	For the nine months ended September 30,
	2008	2007
Cash flows from operating activities
Net income	$1,304,355	$1,144,280
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for future income taxes	236,159	-
Government grants amortization	(115,673)	(73,597)
Amortization	225,830	283,808
Stock option expense	38,815	-
Gain on disposition of property and equipment	(1,528)	(9,629)
Loss on equity investment	-	24,400

Changes in operating assets and liabilities:
Accounts receivable	(1,988,200)	(678,334)
Prepayments, deposits and other receivables	37,408	(131,544)
Work in progress	(49,132)	-
Accounts payable and accrued liabilities	(264,672)	1,449
Government grants received, net	79,458	-
Government grants repayment	-	(21,704)
Deferred revenue	6,556	(9,144)
Net cash (used in) provided by operating activities	(490,624)	529,985

Cash flows from investing activities
Capitalized development cost	-	(172,720)
Purchase of property and equipment	(585,722)	(37,768)
Proceeds from disposition of property and equipment	18,766	43,595
Net cash used in investing activities	(566,956)	(166,893)

Cash flows from financing activities
Net proceeds from stock offering	7,648,549	-
Dividends paid	-	(257,433)
Net cash provided by (used in) financing activities	7,648,549	(257,433)

Effect of exchange rate changes on cash	214,622	51,497

Increase in cash and cash equivalents	6,805,591	157,156
Cash and cash equivalents, beginning of period	3,365,613	1,342,075
Cash and cash equivalents, end of period	$10,171,204	$1,499,231

Supplemental cash flow information
Interest received	$56,987	$13,317
Interest paid	$874	$257